SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934

Date of Report (Date of earliest event reported): Filing:
      September 13, 1996  (Event: August 29, 1996)



                        Maxtor Corporation
     (Exact name of registrant as specified in its charter)

         Delaware                   0-14016            77-0123732

(State or other jurisdiction       (Commission      (I.R.S. Employer
of incorporation)                  File Number)    Identification No.)

           510 Cottonwood Drive, Milpitas, CA           95035
          (Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code:(408) 432-1700



  (Former name or former address, if changed since last report)


ITEM 5.  Other Events

On August 29, 1996, the Company established two unsecured, revolving lines of credit totaling $215 million through Citibank,
N. A. and syndicated among fifteen banks (the Facilities). The Facilities are guaranteed by Hyundai Electronics Industries Co., Ltd. (HEI), the majority shareholder of Hyundai Electronics America (HEA). $86 million of the Facilities is a 364-day committed facility, renewable annually at the option of the syndicate banks. It will be used primarily for general operating purposes and bears interest at a rate based on the London Interbank Offered Rates (LIBOR) plus 0.38 percent. As of August 31, 1996, $31 million of borrowings under this line of credit were outstanding. $129 million of the Facilities is a three year committed facility that will also be used primarily for general operating purposes and bears interest at a rate based on the London Interbank Offered Rates (LIBOR) plus 0.305 percent. As of August 31, 1996, $129 million of borrowings under this line of credit were outstanding.

The new Facilities replace the $100 million unsecured, revolving line of credit through Citibank, N.A.

Additional proceeds were used to pay down the $35 million credit line obtained from HEA on July 31, 1996. Any outstanding amounts of principle and accrued interest are due and payable on December 31, 1996. As of August 31, 1996, no borrowings under this credit facility was outstanding.

Maxtor Corporation is a wholly-owned subsidiary of HEA.



ITEM 7.  Financial Statements and Exhibits


EXHIBITS

Number               Description of Exhibit

10.158               364-Day   Credit  Agreement,   dated
                     August   29,   1996,  among   Maxtor
                     Corporation,  Citibank,  N.A.,   and
                     Syndicate Banks

10.159               Credit  Agreement, dated August  29,
                     1996,   among   Maxtor  Corporation,
                     Citibank, N.A., and Syndicate Banks



                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 Maxtor Corporation

                                   By:  /s/ Paul J. Tufano
                                      Paul J. Tufano
                                      Vice President, Finance and
                                      Chief Financial Officer

Dated:  September 13, 1996